As filed with the Securities and Exchange Commission on November 2, 2007
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEUROCRINE BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0525145 (I.R.S. Employer Identification No.)
12790 El Camino Real
San Diego, CA 92130
(Address of Principal Executive Offices)

Neurocrine Biosciences, Inc.
2003 Incentive Stock Plan, As Amended
(Full Title of the Plan)
Gary A. Lyons
President and Chief Executive Officer
Neurocrine Biosciences, Inc.
12790 El Camino Real
San Diego, CA 92130
(Name and Address of Agent for Service)
(858) 617-7600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Margaret Valeur-Jensen, J.D., Ph.D. Executive Vice President, General Counsel and Secretary Neurocrine Biosciences, Inc. 12790 El Camino Real San Diego, CA 92130 (858) 617-7600	Jason L. Kent, Esq. Cooley Godward Kronish llp 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

CALCULATION OF REGISTRATION FEE
Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock (par value $0.001 per share)	538,449 shares (3)	$9.79	$5,271,416	$162

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share, or the Common Stock, as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	This estimate is made pursuant to Rule 457(e) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on October 26, 2007, as reported on the Nasdaq Global Select Market.

(3)	Represents shares reserved for issuance under the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended, or the 2003 Plan. 500,000 of such shares were added to the 2003 Plan pursuant to a share reserve increase approved by the Registrant’s stockholders in June 2007. The remaining 38,449 shares represent awards previously granted under the 2003 Plan that were thereafter returned to the share reserve under the 2003 Plan upon either the settlement of such awards without the issuance of shares or the expiration of such awards prior to their settlement. Due to the circumstances of the original grant of such awards, these shares were no longer eligible for resale under Form S-8 upon their return to the share reserve of the 2003 Plan; accordingly, such shares are being re-registered under this Registration Statement.

INTRODUCTION
     This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 relating to the same employee benefit plan are effective. We previously registered shares of our Common Stock for issuance under the 2003 Plan under Registration Statements on Form S-8 filed with the Securities and Exchange Commission, or SEC, on June 6, 2003 (File No. 333-105907), September 2, 2004 (File No. 333-118773), August 4, 2005 (File No. 333-127214) and July 20, 2006 (File No. 333-135909). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law, or the DGCL, generally allows us to indemnify directors and officers for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by us if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (i) by our board of directors by a majority vote of the directors who are not parties to such proceedings, even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.
     Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our certificate of incorporation includes such a provision. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.
     Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9. Undertakings
     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the Registration Statement.
     (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
     (4)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (5)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 2, 2007.

Neurocrine Biosciences, Inc.
By:	/s/ Gary A. Lyons
Gary A. Lyons
President and Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Gary A. Lyons and Timothy P. Coughlin, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary A. Lyons Gary A. Lyons	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2007

/s/ Timothy P. Coughlin Timothy P. Coughlin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2007

/s/ Joseph A. Mollica, Ph.D. Joseph A. Mollica, Ph.D.	Chairman of the Board of Directors	November 2, 2007

/s/ Corinne H. Lyle Corinne H. Lyle	Director	November 2, 2007

/s/ Richard F. Pops Richard F. Pops	Director	November 2, 2007

/s/ Stephen A. Sherwin, M.D. Stephen A. Sherwin, M.D.	Director	November 2, 2007

/s/ Wylie W. Vale, Ph.D. Wylie W. Vale, Ph.D.	Director	November 2, 2007

/s/ W. Thomas Mitchell W. Thomas Mitchell	Director	November 2, 2007

EXHIBIT INDEX

Exhibits:	Description
4.1	Form of Common Stock Certificate (1)

5.1	Opinion of Cooley Godward Kronish LLP

10.1	Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended and form of stock option agreement and restricted stock unit agreement (2)

23.1	Consent of Cooley Godward Kronish LLP (included as Exhibit 5.1 to this filing)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-03172)

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 2, 2007